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Exhibit 23.2

Consent of Independent Accountants

    We hereby consent to the use in this Registration Statement on Form S-3 of our report dated April 4, 2001, except for Note 12, as to which the date is June 18, 2001, relating to the financial statements of Fred's, Inc. which appear in such Registration Statement. We also consent to the incorporation by reference of our report dated April 4, 2001 relating to the financial statement schedule, which appears in the Fred's, Inc. Annual Report on Form 10-K for the year ended February 3, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Memphis, Tennessee
September 25, 2001

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Consent of Independent Accountants